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Exhibit 10.14

March 27, 2003

Mr. Albert Bursma
258 Willis Road
Sudbury, MA 01776

Dear Al:

        I am very pleased to provide you with a letter agreement (the "Agreement") outlining the terms and conditions of your employment with Houghton Mifflin Company (the "Company"). We are pleased that you will be returning to the Company and look forward to working with you.

        1.    Employment.

          (a)   Subject to the terms and conditions of this Agreement, the Company will employ you initially as Executive Vice President, School and Supplemental Education of the Company reporting to the Chief Executive Officer of the Company. You will have the responsibilities and authority commensurate with the position of Executive Vice President, School and Supplemental Education, including ultimate responsibility for all financial and operational aspects of the Company's School and Great Source Divisions. You will also perform such other and/or different services for the Company as may be assigned to you from time to time by the Board of Directors or the Chief Executive Officer.

          (b)    Devotion to Duties.    While you are employed, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you and will devote your full business time and energies to the business and affairs of the Company. You also will not undertake any other employment from any person or entity without the prior written consent of the Company.

        2.    Term of Employment.    The initial term of this Agreement shall begin on March 31, 2003 (the "Effective Date") and end on March 30, 2005 ("Initial Term"). The parties may agree to extend this Agreement until March 30, 2006 ("Subsequent Term"), provided, however, that any such agreement to extend must be made in writing signed by both parties and must be completed no later than January 30, 2005. The Initial Term together with any Subsequent Term are referred to collectively herein as the "Employment Term."

        3.    Compensation.

          (a)    Base Salary.    The Company will pay you a base salary at the annual rate of $365,000 (the "Base Salary").

          (b)    Bonus.    In addition to the Base Salary, you will have the opportunity to receive an annual bonus pursuant to the company's Management Incentive Plan (the "Bonus"). Under the Plan, you will have a bonus Target that would pay 60% of base pay provided Houghton Mifflin and the businesses for which you are responsible reach specified performance levels. The actual amounts paid under the Plan could be more or less than Target, based on the actual results achieved. For 2003, your bonus will be prorated to reflect the amount of time during the year you are employed in the Executive Vice President position. In addition, in 2003 only, if the School Division and Great Source achieve their cumulative EBITDA and Cash Flow targets, as currently set, we will increase the bonus you receive by $36,500.

          (c)    Vacation.    You will be entitled to paid vacation at times mutually agreed to by you and the Company, paid holidays and personal days, all in accordance with the Company's policies for its senior executives as in effect from time to time.

          (d)    Equity Based Compensation.    You will be entitled to participate in any long-term, equity based compensation plan the Company may provide on the same general terms as similarly situated Executive Vice Presidents of the Company.

          (e)    Fringe Benefits.    You will be entitled to participate in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the "Fringe Benefits"). However, as your employment and issues surrounding your separation from employment are governed by this Agreement, you will not be eligible for benefits under the Company's Severance Policy. Your eligibility to participate in and receive benefits will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

          (f)    Life Insurance.    As a condition of your joining the Company, you agree to execute any documentation presented by the Company that concerns rights you may have under existing life insurance policies that relate to or arise from your employment with the Company, including the "split dollar" insurance policy with Pacific Mutual Life. This documentation may include, but is not limited to, a policy surrender request, a policy withdrawal request, or any other document of any kind whether concerning ownership, beneficiary designation, or any other matter. Provided you satisfy this condition, you will be eligible for coverage under the Company's Executive Life Insurance Program subject to the plan documents governing such Program. Such insurance provides a death benefit of five times your annual salary plus target bonus for so long as you remain a senior executive of the Company.

          (g)    Special Provisions Regarding Supplemental Executive Retirement Plan.    Beginning on the Effective Date, you will be entitled to participate in the Company's Supplemental Executive Retirement Plan ("SERP") under the generally applicable provisions of the Plan (and not the special SERP and split-dollar life insurance rules that applied during your prior period of employment), subject to the following: The benefit you earn under the SERP will be determined using the Plan's 2.25% of average pay formula and will include applicable aspects of your Company employment prior to the Effective Date (including benefit service, salary, performance-related compensation, and SERP and qualified plan benefits earned during your prior period of employment). Upon your departure from the Company, you will be entitled to a SERP benefit calculated as set forth above, less the SERP and qualified plan payments you already received in 2002.

          (h)    Reimbursement of Expenses.    The Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses that you incur in furtherance of the Company's business in accordance with the Company's policies as in effect from time to time.

        4.    Termination.

          (a)    Termination Date.    This Agreement will continue in full force and effect until either the end of the Employment Term or until you or the Company terminates it in accordance with the provisions herein. Termination will be effective on the date specified in the notice of termination provided by the party terminating the employment relationship according to this Agreement ("Termination Date").

          (b)    Death or Incapacity.    Your employment shall terminate as of the date of your death or upon such date as the Chief Executive Officer determines that you are incapacitated. For these purposes, the Chief Executive Officer may find that you are incapacitated only if, in his or her reasonable judgment, you are unable to perform the essential functions of your position for a period of six (6) consecutive months during the term of this Agreement.

          (c)    Termination by the Company for Cause.    The Company may terminate your employment for "cause" immediately upon notice to you. "Cause" means willful and continued failure to substantially perform your duties (other than due to death or incapacity) even after you have received a written demand that you perform as required; willfully engaging in conduct that is demonstrably and materially damaging to the Company or its affiliates, monetarily or otherwise; or being convicted of a felony.

          (d)    Termination by the Company without Cause and Termination Payment.    If the Company terminates your employment without cause, the Company will pay you the amounts set forth in paragraph 4(g), below, and also continue to pay you an amount equivalent to your Base Salary, less any applicable deductions, for the greater of six months or until the end of the Initial Term, if such termination occurs prior to that date, or until the end of the Employment Term, if the parties had agreed to a Subsequent Term in accordance with Section 2(b) prior to such termination. Any such payment under this Section 4(d) shall be conditioned upon your executing a General Release and Termination Agreement. Termination of your employment in connection with the expiration of this Agreement is not a termination "without cause."

          (e)    Your Termination of Employment for "Good Reason".    If you terminate your employment for "Good Reason," the Company will pay you the amounts set forth in 4(g) and also continue to pay you an amount equivalent to your base salary, less applicable deductions, for the lesser of six months following such termination or until the end of the Initial Term, if such termination occurs prior to that date, or until the end of the Employment Term, if the parties had agreed to a subsequent term. "Good Reason" means: a reduction in your base salary or annual target bonus opportunity (excluding any reduction applied across-the-board to similarly-situated Company executives) or having the scope of your financial responsibilities diminished, without your consent, such that following a reassignment or job change, the cumulative value of either the revenue or EBITDA of the business(es) under your control would be less than 50% of the 12/31/02 cumulative value of either of those measures for the School Division and Great Source.

          (f)    Other Termination by You.    You may terminate this Agreement for any reason upon sixty (60) days' written notice to the Company.

          (g)   In the event of the termination of your employment for any reason other than under Section 4(d) or (e), the Company will pay to you (or to your estate) only the following: any accrued Base Salary that has not been paid for services provided until the date of termination; incentive compensation, if any, for the fiscal year immediately prior to the termination that has been earned and accrued but not yet paid; and any unpaid reimbursements for expenses incurred in accordance with Company policy. Such amounts will be paid promptly after termination.

        5.    Confidentiality; Prohibited Competition.

          (a)    Confidentiality    You agree that you will not, during the term of this Agreement or at any time following the termination of this Agreement, disclose to any other person or entity or use for your own personal advantage Confidential Information, except as required by applicable law or in connection with your performance of your duties on behalf of the Company.

          The term "Confidential Information" means information of any kind that belongs to the Company, or any present or future parent, subsidiary, or affiliate of the Company (collectively, the "Company Group") and that is not generally known to the public or actual or potential competitors of the Company Group (other than through a breach of this Agreement).

          The obligations not to disclose or use the Confidential Information will continue until such Confidential Information becomes publicly available, other than through a breach of this Agreement, regardless of whether you continue to be employed by the Company. You also agree that all records and information containing Confidential Information or relating to the Company Group are the exclusive property of the Company Group and that, immediately upon termination of your employment or upon request, you will return all such records and information in your possession and control.

          (b)    Non-Competition and Non-Solicitation.    In addition to your access to Confidential Information (including the Company's trade secrets), you will be introduced to existing and prospective clients, sub-contractors and business partners of the Company Group. In recognition of the fact that this Confidential Information and "goodwill" with existing or prospective clients, sub-contractors and business partners are valuable business interests of the Company Group, you covenant and agree that, during your employment and, without the written consent of the Company (which will not be withheld unreasonably) for a period of one year thereafter:

              (i)  you will not work for, or render any services to, any other person or entity who engages in the same or similar business as the activities in which you engaged while employed at the Company Group, including, without limitation, those who engage in K-12 basal or supplemental educational publishing in the United States.

             (ii)  you will not, directly or indirectly, entice, solicit or encourage any actual or prospective client, sub-contractor or business partner of the Company Group to terminate or reduce their relationship with the Company Group. "Prospective" clients, sub-contractors or business partners are those persons or entities with whom the Company Group has, during the course of your employment, pursued a business relationship;

            (iii)  you will not, directly or indirectly, employ, hire, recruit, entice, solicit or encourage any Company Group employee, who is then employed or who has been employed by the Company Group within the prior 6 months, to leave the employ of the Company Group.

          (c)    Reasonableness of Restrictions.    You acknowledge that the restrictions in this Section 5 are narrow, fair and reasonable, particularly in view of their limited employment prohibition, the marketability of your skills, and their time period and geographic scope.

          (d)    Survival of Acknowledgements and Agreements.    Your acknowledgements and agreements set forth in this Section 5 will survive the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason.

        6.    Disclosure to Future Employers.    You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Sections 5 of this Agreement to any persons or entities by whom you are seeking to be hired before accepting employment with or engagement by them.

        7.    Representations.    You represent and warrant to the Company that your employment under this Agreement will not violate any contractual obligations you have. You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

        8.    General.

          (a)    Notices.    All notices required hereunder shall be made in writing and be hand delivered or sent by regular or overnight mail, if to the Company to Paul Weaver, Esq., Senior Vice President and General Counsel, Houghton Mifflin Company, 222 Berkeley Street, Boston, MA 02116, or if to you, to your address on file with the Company.

          (b)    Assignment.    The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved or to any Company Affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

          (c)    Injunctive Relief.    You expressly acknowledge that any breach or threatened breach of any of the provisions of Section 5 or 6 of this Agreement will result in substantial, continuing and irreparable injury to the Company Group. Therefore, in addition to any other remedy that may be available to the Company Group, the Company Group will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 or 6 of this Agreement. The period during which the covenants contained in Section 5 will apply will be extended by any periods during which you are found by a court to have been in violation of such covenants.

          (d)    Entire Agreement/Choice of Law/Enforceability.    This Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Any legal action or proceeding with respect to this Agreement will be brought in Massachusetts in a court of competent jurisdiction. We agree that a judge alone shall resolve any action, demand, claim or counterclaim, and both parties waive and forever renounce the right to a trial before a civil jury. The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

        Al, we are very pleased that you are returning to Houghton Mifflin, and we look forward to working with you. We are confident that you will make an important contribution in these new and exciting times.

Very truly yours,

/s/  HANS GIESKES

Hans Gieskes

Agreed and Accepted
/s/ ALBERT BURSMA Albert Bursma Date: March 27, 2003

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  Exhibit 10.14